CONTACT:
Investors
PondelWilkinson Inc.
Laurie Berman
310-279-5962
lberman@pondel.com

RENTRAK REPORTS FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS

Company Generates Second Consecutive Quarter of Year-Over-Year Revenue Growth, Led by 110% TV Revenue Increase

PORTLAND, OR (November 7, 2012) - Rentrak Corporation (NASDAQ: RENT), a leader in multi-screen media measurement serving the advertising, television and entertainment industries, today announced financial results for its second fiscal quarter ended September 30, 2012, including the second consecutive quarter of year-over-year revenue growth.

Consolidated revenue increased 3 percent to $22.5 million for the second quarter of fiscal 2013, compared with $21.9 million for the same period last year, reflecting 35 percent revenue growth in the company's Advanced Media and Information (AMI) business, offset by a better than expected 23 percent decline in revenue in the company's Home Entertainment business.

The company's AMI division revenue improved to $13.2 million for the fiscal 2013 second quarter, up from $9.8 million for the same period last year, and represented 59 percent of Rentrak's consolidated revenue, up from 45 percent last year. Revenue in the company's Home Entertainment business was $9.3 million, compared with $12.1 million for last year's second fiscal quarter. The decline in the Home Entertainment business primarily reflects a significant reduction in box office titles made available by movie studios during the period due to the summer Olympic games.

“We hit an important milestone by reaching more than 200 local TV station clients in less than three years since commercializing our Local market TV information services," said Bill Livek, Rentrak's Vice Chairman and Chief Executive Officer.  “Nearly all of our businesses performed better than expected during the quarter, highlighted by National & Local TV market revenue growth of 110% year-over-year.  Our OnDemand Everywhere business increased in the high 20 percent range, while year-to-date our global Box Office business has risen 15 percent.  In Home Entertainment, a business that generates very healthy cash flow, our rate of decline was less than anticipated despite the significant headwinds caused by a shortage of theatrical releases from the movie studios created by consumers' focus on viewing the summer Olympics."

(in millions)	2Q FY13	2Q FY12	Percent Change
AMI revenue	$13.2	$9.8	35%
TV Essentials™	$4.1	$2.0	110%
Box Office Essentials™	$5.7	$5.2	11%
OnDemand Everywhere	$3.3	$2.6	28%

Home Entertainment revenue	$9.3	$12.1	(23)%
Numbers may not add due to rounding.

Gross margin increased to 48 percent of consolidated revenue for the second quarter of fiscal 2013, up from 47 percent for the same period last year. Gross margin for the company's AMI business was 59 percent for the second quarter of fiscal 2013, compared with 63 percent a year ago, due to a shift in mix of revenue. Gross margin for Rentrak's Home Entertainment business was 32 percent for the second quarter of fiscal 2013, compared with 35 percent last year.

Rentrak Reports Fiscal 2013 Second Quarter Financial Results
November 7, 2012

Operating expenses for the fiscal 2013 second quarter totaled $29.1 million, compared with $10.7 million for the fiscal 2012 second quarter. The increase mainly reflected costs associated with the amendment to the company's agreement with DISH Network L.L.C. (DISH) that resulted in the one-time conversion of Rentrak's stock-based compensation award to DISH, which was announced on August 9, 2012, and expansion of the company's AMI business. Operating expenses excluding the costs associated with the DISH agreement were $12.6 million for the fiscal 2013 second quarter.
Operating loss for the second quarter of fiscal 2013 was $18.4 million, which included $16.5 million in costs associated with the conversion of the company's stock-based compensation agreement with DISH, $1.5 million in stock-based compensation costs and $77,000 in acquisition and reorganization costs. For last year's second fiscal quarter, operating loss was $383,000, which included $1.1 million in stock-based compensation costs and $140,000 in acquisition-related costs, offset by a $539,000 credit related to the company's stock-based compensation agreement with DISH. Excluding these amounts for both periods, operating loss would have been $370,000 for the fiscal 2013 second quarter, compared with operating income of $282,000 for the fiscal 2012 second quarter.
Net loss totaled $18.2 million, or $1.56 per share, for the second quarter of fiscal 2013, compared with a net loss of $261,000, or $0.02 per share, for the same period last year. Excluding the costs already mentioned for both periods, net loss for the fiscal 2013 second quarter would have been $109,000, or $0.01 per share, compared with net income of $404,000, or $0.04 per diluted share, for the second quarter of fiscal 2012. The reconciliation of these non-GAAP earnings per share (EPS) to EPS, the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about non-GAAP EPS, is included in the financial tables at the end of this press release.
Adjusted EBITDA (a non-GAAP measure), less the charge for the amended DISH agreement and acquisition and reorganization costs, was $829,000 for the fiscal 2013 second quarter, versus $1.4 million for the fiscal 2012 second quarter. The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation about adjusted EBITDA, is included in the financial tables at the end of this press release.
The company used $1.8 million in cash from operating activities for the first six months of fiscal 2013, compared with generating $3.4 million in cash from operating activities for the comparable fiscal 2012 period. Excluding the impact of the DISH agreement amendment, Rentrak generated $4.0 million in cash from operating activities for the first half of fiscal 2013.
Rentrak's cash, cash equivalents and marketable securities balance was $24.6 million at September 30, 2012, compared with $27.8 million at March 31, 2012. The company's cash balances include a $2.0 million investment made in the second quarter of fiscal 2013 in its joint venture, Sinotrak. Rentrak's Chinese joint venture partner contributed 51 percent of this funding. The joint venture will measure viewership on all forms of video screens from digital devices in China.
Rentrak recently achieved several important milestones including:

•	Reaching more than 200 local TV station clients across 51 TV station groups. One year ago, Rentrak reported approximately 100 local TV station clients across 27 TV station groups.

•	Securing all major TV stations in Cleveland, the first top-20 market in which all major affiliates are subscribing to Rentrak's local TV ratings service.

•
Establishing a strong foothold in the fast-growing, Spanish-speaking television market.  Rentrak now counts 13 Hispanic TV networks as clients including the recent additions of Azteca America and Univision Communications. In all, Rentrak's national TV client base includes nearly 60 networks, up from 39 from the same time last year.

•	Launched PostTrack, in collaboration with Screen Engine, for the movie studio market to provide Box Office clients with real-time movie-goer demographic and intention information.

Long-Term Outlook
Rentrak said that it is highly confident in its ability to continue generating substantial growth in AMI revenue, including:

•	Doubling TV revenue annually over the next three years, with gross margins in the 50% range over the long-term, with variability due to fixed cost agreements.

•	Generating 12% annual Box Office revenue growth with some year-to-year variability, and gross margins in the 75% range.

•	Growing OnDemand Everywhere annual revenue 20% per year, with gross margins in the 75% range.

Rentrak Reports Fiscal 2013 Second Quarter Financial Results
November 7, 2012

The company also noted that it expects revenues in its Home Entertainment business for the third and fourth quarters of fiscal 2013 to be greater than in the first two quarters of fiscal 2013, and to be better than the company's former 10% to 15% revenue decline assumption.

Conference Call
Rentrak will hold a conference call at 10:00 a.m. (ET)/7:00 a.m. (PT) today to discuss its 2013 second quarter financial results. Shareholders, members of the media and other interested parties may participate in the call by dialing 877-941-6009 from the U.S. or Canada, or 480-629-9819 from international locations, passcode 4569684. This call is being webcast and can be accessed at Rentrak's web site at www.rentrak.com where it will be archived through November 6, 2013. An audio replay of the conference call is available through midnight November 15, 2012 by dialing 800-406-7325 from the U.S. or Canada, or 303-590-3030 from international locations, passcode 4569684.
About Rentrak Corporation
Rentrak (NASDAQ: RENT) is a global digital media measurement and research company, serving the most recognizable companies in the entertainment industry. With a reach across numerous platforms including box office, multi-screen television, and home video, Rentrak has developed more efficient metrics to be used as database currencies for the evaluation and selling of media. Rentrak is headquartered in Portland, Oregon, with additional U.S. and international offices. For more information on Rentrak, please visit www.rentrak.com.
Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, expected rates of revenue decline in Rentrak's Home Entertainment business for the third and fourth quarters of fiscal 2013 and Rentrak's ability to continue generating substantial growth in AMI revenue. These forward-looking statements are based on Rentrak's current expectations, estimates and projections about its business and industry, management's beliefs, and certain assumptions, all of which are subject to change. Forward-looking statements are not guarantees of future performance and Rentrak's actual results may differ significantly as a result of a number of factors, including customer demand for movies in various media formats subject to company guarantees, the company's ability to attract new revenue-sharing customers and retain existing customers, the company's success in maintaining its relationships with studios and other product suppliers, the company's ability to successfully develop and market new services to create new revenue streams, its ability to successfully integrate acquired businesses, and Rentrak's customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's reports on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.
RENTF
# # #
(Financial Tables Follow)

Rentrak Reports Fiscal 2013 Second Quarter Financial Results
November 7, 2012

Rentrak Corporation and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2012	2011	2012	2011
Revenue	$22,491	$21,852	$45,714	$44,260
Cost of sales	11,785	11,491	23,496	23,639
Gross margin	10,706	10,361	22,218	20,621
Operating expenses:
Selling and administrative	29,124	10,744	41,280	20,758
Loss from operations	(18,418)	(383)	(19,062)	(137)
Other income:
Interest income, net	270	105	349	215
Income (loss) before income taxes	(18,148)	(278)	(18,713)	78
Provision (benefit) for income taxes	9	(17)	62	(60)
Net income (loss)	$(18,157)	$(261)	$(18,775)	$138
Basic net income (loss) per share	$(1.56)	$(0.02)	$(1.64)	$0.01
Diluted net income (loss) per share	$(1.56)	$(0.02)	$(1.64)	$0.01
Shares used in per share calculations:
Basic	11,669	11,149	11,451	11,257
Diluted	11,669	11,149	11,451	11,423

Rentrak Reports Fiscal 2013 Second Quarter Financial Results
November 7, 2012

Rentrak Corporation and Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except per share amounts) (Unaudited)

	September 30, 2012	March 31, 2012

Assets
Current Assets:
Cash and cash equivalents	$3,616	$5,526
Marketable securities	21,026	22,227
Accounts and notes receivable, net of allowances for doubtful accounts of $655 and $649	12,268	14,260
Deferred tax assets, net	53	48
Other current assets	984	985
Total Current Assets	37,947	43,046
Property and equipment, net of accumulated depreciation of $17,844 and $17,032	11,961	10,846
Goodwill	5,030	5,101
Other intangible assets, net of accumulated amortization of $1,983 and $1,579	12,805	13,165
Other assets	730	723
Total Assets	$68,473	$72,881
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,275	$5,291
Accrued liabilities	4,167	3,093
Accrued compensation	4,374	8,781
Deferred revenue and other credits	2,095	2,037
Total Current Liabilities	15,911	19,202
Deferred rent, long-term portion	1,714	1,819
Taxes payable, long-term	665	731
Deferred tax liability, long-term	76	79
Note payable and accrued interest	537	525
Total Liabilities	18,903	22,356
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding: 11,844 and 11,078	11	11
Capital in excess of par value	72,073	55,125
Accumulated other comprehensive income	193	341
Accumulated deficit	(23,727)	(4,952)
Total Stockholders’ Equity attributable to Rentrak Corporation	48,550	50,525
Noncontrolling interest	1,020	—
Total Stockholders’ Equity	49,570	50,525
Total Liabilities and Stockholders’ Equity	$68,473	$72,881

Rentrak Reports Fiscal 2013 Second Quarter Financial Results
November 7, 2012

Rentrak Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	For the Six Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(18,775)	$138
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	2,349	2,136
Stock-based compensation	16,253	(209)
Deferred income taxes	(2)	243
(Gain) loss on disposition of assets	(26)	1
Realized gain on marketable securities	(193)	(12)
Interest on note payable	12	12
Adjustment to allowance for doubtful accounts	(6)	(35)
Decrease in:
Accounts and notes receivable	1,992	3,038
Taxes receivable and prepaid taxes	—	699
Other assets	12	286
Increase (decrease) in:
Accounts payable	(16)	(2,720)
Taxes payable	(64)	(253)
Accrued liabilities and compensation	(3,335)	(234)
Deferred revenue	58	219
Deferred rent	(105)	108
Net cash provided by (used in) operating activities	(1,846)	3,417
Cash flows from investing activities:
Purchase of marketable securities	(20,987)	(3,000)
Sale of marketable securities	22,293	4,000
Proceeds from the sale of assets	47	—
Purchase of intangibles	(101)	—
Purchase of property and equipment	(2,876)	(2,506)
Net cash used in investing activities	(1,624)	(1,506)
Cash flows from financing activities:
Proceeds from note payable	—	500
Contributions from noncontrolling interest	1,020	—
Issuance of common stock	551	39
Repurchase of common stock	—	(4,341)
Net cash provided by (used in) financing activities	1,571	(3,802)
Effect of foreign exchange translation on cash	(11)	(405)
Decrease in cash and cash equivalents	(1,910)	(2,296)
Cash and cash equivalents:
Beginning of period	5,526	3,821
End of period	$3,616	$1,525
Supplemental non-cash information:
Capitalized stock-based compensation	$198	$147
Common stock used to pay for option exercises	63	306

Rentrak Reports Fiscal 2013 Second Quarter Financial Results
November 7, 2012

Rentrak Corporation and Subsidiaries Information by Segment (In thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2012	2011	2012	2011
AMI
Sales to external customers	$13,230	$9,786	$25,841	$19,382
Gross margin	$7,764	$6,144	$16,081	$12,306
Income (loss) from operations	$(15,691)	$886	$(13,749)	$2,673

HOME ENTERTAINMENT
Sales to external customers	$9,261	$12,066	$19,873	$24,878
Gross margin	$2,942	$4,217	$6,137	$8,315
Income from operations	$1,694	$2,561	$3,493	$4,910

TOTAL OPERATING SEGMENTS
Sales to external customers	$22,491	$21,852	$45,714	$44,260
Gross margin	$10,706	$10,361	$22,218	$20,621
Income (loss) from operations	$(13,997)	$3,447	$(10,256)	$7,583

Note: Prior period amounts are reclassified to reflect the move of Digital Download Essentials from Home Entertainment into the AMI division. The segment operating income figures are before corporate overhead costs.

Rentrak Reports Fiscal 2013 Second Quarter Financial Results
November 7, 2012

Rentrak Corporation Reconciliation of GAAP and Non-GAAP Financial Measures Adjusted EBITDA & Non-GAAP Diluted EPS (In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$(18,157)	$(261)	$(18,775)	$138
Adjustments:
Provision (benefit) for income taxes	9	(17)	62	(60)
Interest income, net	(270)	(105)	(349)	(215)
Depreciation and amortization	1,199	1,077	2,349	2,136
Stock-based compensation (1)	1,486	1,064	3,016	2,244
Adjusted EBITDA	$(15,733)	$1,758	$(13,697)	$4,243
DISH stock-based compensation	16,485	(539)	15,864	(2,453)
Acquisition/reorganization costs	77	140	405	447
Adjusted EBITDA before DISH stock-based compensation, acquisition and reorganization costs	$829	$1,359	$2,572	$2,237
(1) Excludes DISH

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2012	2011	2012	2011
Diluted EPS, as reported	$(1.56)	$(0.02)	$(1.64)	$0.01
DISH stock-based compensation	1.41	(0.05)	1.39	(0.21)
Other items:
Acquisitions/Reorganizations	0.01	0.01	0.04	0.04
Stock-based compensation	0.13	0.10	0.26	0.20
Total acquisition costs and stock-based compensation	0.14	0.11	0.30	0.24
Diluted EPS, non-GAAP	$(0.01)	$0.04	$0.05	$0.04

About Adjusted EBITDA and Non-GAAP Diluted EPS
From time to time, Rentrak may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-based Compensation) and "non-GAAP diluted EPS" in its conference calls and discussions with investors and analysts in connection with the company's reported historical financial results. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). Non-GAAP diluted EPS does not measure diluted EPS as defined by GAAP, is not derived in accordance with GAAP and should not be considered by the reader as an alternative to reported diluted EPS. The reconciliation of GAAP and non-GAAP financial measures for the three and six month periods ended September 30, 2012 and 2011 are included in the above table. Rentrak's management believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the company and its capacity to operationally fund capital expenditures and working capital requirements. Due to the nature of the company’s internally-developed software policies and its use of stock-based compensation, Rentrak incurs significant non-cash charges for depreciation, amortization and stock-based compensation expense that may not be indicative of its operating performance from a cash perspective. Rentrak also adjusts for acquisition and non-recurring costs as Rentrak's management believes this provides a useful metric by which to compare the performance from period to period. In addition, Rentrak's management believes that these costs as well as stock-based compensation should be factored out of reported EPS in order to provide a more useful indicator of the current financial performance of the company. No tax rate was applied to these adjustments because the company has established a valuation reserve against its deferred tax assets. Due to the nature of the company’s equity and stock-based compensation plans and arrangements, costs associated with acquisitions and items which are considered nonrecurring in nature, the company’s diluted EPS, which includes these items, may not be indicative of its on-going operating performance.